Exhibit 99.1

American Campus Communities, Inc. Reports First Quarter 2015 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--April 27, 2015--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2015.

Highlights

  Increased quarterly FFOM by 7.2 percent to $76.1 million or $0.67 per fully diluted share compared to $70.9 million or $0.66 per fully diluted share in the first quarter prior year.
  Increased same store wholly-owned net operating income ("NOI") 3.7 percent over the first quarter 2014 with revenues increasing 3.0 percent and operating expenses increasing 2.0 percent.
  Increased same store wholly-owned occupancy to 97.6 percent as of March 31, 2015 compared to 96.8 percent for the same date prior year.
  Preleased the same store wholly-owned portfolio for the upcoming academic year to 85.5 percent applied for and 76.9 percent leased as of April 24, 2015 with a current projected rental rate increase of 2.9 percent. This compares to 84.5 percent applied for and 76.8 percent preleased for the same date prior year.
  Preleased total wholly-owned portfolio for the upcoming academic year to 84.5 percent applied for and 76.2 percent leased as of April 24, 2015.
  Awarded a 620-bed on-campus ACE project at Northern Arizona University targeting a Fall 2017 delivery.
  Commenced construction on the first phase of an ACE on-campus development at Butler University, a 633-bed, $39.6 million community slated for occupancy in Fall 2016.
  Acquired three core assets, including 1200 West Marshall and 8½ Canal Street serving students attending Virginia Commonwealth University and Vistas San Marcos serving students attending Texas State University. The pedestrian communities are all located less than 0.1 miles from the respective campuses and total 1,546 beds.
  Completed the disposition of three non-core properties under the 2015 disposition program for $57.1 million. Totaling 1,894 beds, the properties average 1.2 miles from their respective campuses and over eleven years old.
  Awarded the right to begin pre-development services for a proposed third-party development project on the campus of Oregon State University Cascades.
  Won an industry leading and all-time record eight INNOVATOR Awards at this year's Student Housing Business National Conference including three awards recognizing the successful ACE partnership between American Campus and Drexel University, including Best On-Campus Development, Most Creative Public-Private Partnership, and Best On-Campus Architecture.
  Named a “Top 50 Apartment Owner” and a “Top 50 Manager” in the 2015 National Multifamily Housing Council rankings.

“Our continued focus on creating operational efficiencies resulted in solid NOI growth this quarter,” said Bill Bayless, American Campus CEO. “Additionally, we are excited about the quality external growth opportunities before us, with four core acquisitions and further expansion of our development pipeline including another ACE project.”

First Quarter Operating Results

Revenue for the 2015 first quarter totaled $192.5 million, up 5.1 percent from $183.2 million in the first quarter 2014 and operating income for the quarter increased $2.2 million or 4.5 percent over the prior year first quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, increased occupancy and increased rental rates for the 2014-2015 academic year. Net income for the 2015 first quarter totaled $70.2 million, or $0.62 per fully diluted share, compared with net income of $28.4 million, or $0.27 per fully diluted share, for the same quarter in 2014. The increase in net income as compared to the prior year quarter is primarily due to the increase in operating income discussed above and a gain from disposition of real estate of $44.3 million. FFO for the 2015 first quarter totaled $77.0 million, or $0.68 per fully diluted share, as compared to $73.8 million, or $0.69 per fully diluted share for the same quarter in 2014. FFOM for the 2015 first quarter was $76.1 million, or $0.67 per fully diluted share as compared to $70.9 million, or $0.66 per fully diluted share for the same quarter in 2014. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store wholly-owned properties was $95.0 million in the quarter, an increase of 3.7 percent from $91.6 million in the 2014 first quarter. Same store wholly-owned property revenues increased by 3.0 percent over the 2014 first quarter due to an increase in occupancy and average rental rates for the 2014-2015 academic year. Same store wholly-owned property operating expenses increased by 2.0 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 4.8 percent to $101.7 million for the quarter from $97.0 million in the comparable period of 2014.

Portfolio Update

Developments

The company is progressing on the construction and final pre-development activities on nine owned-development projects with expected deliveries in Fall 2015 and 2016. The developments total approximately $546.7 million, are all core Class A assets located on or pedestrian to campus in their respective markets - averaging less than 0.1 miles to campus, and are on track to achieve a stabilized development yield in the range of 6.5 - 7.0 percent. The four new owned development projects scheduled to open Fall 2015 totaling $313.7 million are preleased to an average of 67.9 percent for the upcoming academic year as of April 24, 2015.

American Campus Equity (ACE)

As previously announced, the company was awarded or provided the right to directly negotiate a total of five new projects comprised of two projects with Arizona State University, a second phase with Butler University and two projects with the University of Louisville. The projects continue in various stages of feasibility analysis and conceptual planning and are expected to contain approximately 4,000 beds with deliveries targeted for Fall 2017 and Fall 2018 with a potential for certain project deliveries to occur as early as Fall 2016.

During the quarter, the company made further advancements in its ACE development program with an additional award for an on-campus ACE project at Northern Arizona University. The project is currently undergoing feasibility analysis and conceptual planning and is expected to contain approximately 620 beds with delivery targeted for Fall 2017.

During the quarter, the company commenced construction on the $39.6 million first phase of a multi-phase comprehensive student housing master plan at Butler University under the ACE program. The initial phase, with delivery slated for Fall 2016, consists of a 633-bed owned on-campus modern residence hall, which will be included within the University’s three-year on-campus housing requirement and will be located next to the University’s main entrance and library.

Off-Campus Owned

The company received final entitlements and is now targeting a Fall 2016 delivery for a 536-bed development which will be located on the site of Sunnyside Commons, an existing ACC community serving students attending West Virginia University. Sunnyside Commons is not being leased for the 2015-2016 academic year with demolition for the redevelopment project expected to commence in the second quarter of 2015. This project represents the company’s 100th development in a resume spanning 20 years and nearly $4.7 billion in cumulative development.

Acquisitions

As previously reported, in February, the company acquired Park Point Syracuse, a 226-bed community located on the campus of Syracuse University.

In March, the company acquired 1200 West Marshall and 8½ Canal Street, two core properties located adjacent to Virginia Commonwealth University in Richmond, Virginia. The communities offer a total of 946 beds in locations pedestrian to campus. Additionally, in March, the company acquired Vistas San Marcos, a 600-bed community located immediately adjacent to the Texas State University campus in San Marcos, Texas. The company intends to invest $4.3 million of upfront capital improvements with the acquisitions representing an average year one cap rate of 5.6 percent nominal and 5.3 percent economic.

Dispositions

As previously announced, in January, the company completed its 2014 disposition package with the sale of seven non-core properties in six markets for $173.9 million. Totaling 4,107 beds, the seven properties average more than 1.5 miles from their respective campuses and were over fourteen years old.

During the quarter, the company completed the sale of an additional three non-core properties for $57.1 million. The properties contained 1,894 beds, averaged 1.2 miles from their respective campuses and were over eleven years old. The three properties were sold at an average economic cap rate of 5.9 percent based on in-place rental revenue, escalated trailing-12 operating expenses and portfolio average capital reserves.

Third-Party Services

During the quarter, the company was awarded the right to begin pre-development services for a proposed third-party on-campus development project at Oregon State University Cascades. The full scope, fees and construction period have not been finalized.

Capital Markets

At-The-Market (ATM) Share Offering Program

In January, as previously announced, the company sold 4.9 million shares of common stock under the ATM program at a weighted average price of $43.92 per share for net proceeds of approximately $213.4 million. The company did not sell any shares under the ATM program subsequent to January 30, 2015.

2015 Outlook

The company is maintaining its previously stated guidance range for the fiscal year 2015, anticipating that FFO will be in the range of $2.33 to $2.45 per fully diluted share and FFOM, excluding the impact of transaction costs, will be in the range of $2.30 to $2.42 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2015 outlook on Tuesday, April 28, 2015 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 3020280, and participants outside the U.S. may dial 412-317-6061 passcode 3020280 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until May 12, 2015 by dialing 877-344-7529 or 412-317-0088 conference number 10062325. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2015, American Campus Communities owned 164 student housing properties containing approximately 100,000 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 130,100 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Investments in real estate:
Wholly-owned properties, net	$5,429,719	$5,308,707
Wholly-owned properties held for sale	-	131,014
On-campus participating properties, net	92,759	94,128
Investments in real estate, net	5,522,478	5,533,849

Cash and cash equivalents	17,812	25,062
Restricted cash	34,091	31,937
Student contracts receivable, net	7,942	10,145
Other assets[1]	237,242	233,755
Total assets	$5,819,565	$5,834,748

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,194,524	$1,331,914
Unsecured notes	798,347	798,305
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	131,900	242,500
Accounts payable and accrued expenses	51,790	70,629
Other liabilities[2]	123,171	121,645
Total liabilities	2,899,732	3,164,993

Redeemable noncontrolling interests	67,432	54,472

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders' equity:
Common stock	1,123	1,072
Additional paid in capital	3,315,711	3,102,540
Accumulated earnings and dividends	(460,753)	(487,986)
Accumulated other comprehensive loss	(7,838)	(6,072)
Total American Campus Communities, Inc. and Subsidiaries stockholders' equity	2,848,243	2,609,554
Noncontrolling interests - partially owned properties	4,158	5,729
Total equity	2,852,401	2,615,283
Total liabilities and equity	$5,819,565	$5,834,748

  As of March 31, 2015, other assets include approximately $24.8 million related to net deferred financing costs and the net value of in-place leases.
  As of March 31, 2015, other liabilities include approximately $66.0 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014

Revenues
Wholly-owned properties	$179,898	$171,950
On-campus participating properties	9,200	8,188
Third-party development services	564	187
Third-party management services	2,001	1,985
Resident services	830	873
Total revenues	192,493	183,183
Operating expenses
Wholly-owned properties	79,010	75,808
On-campus participating properties	2,668	2,482
Third-party development and management services	3,047	2,786
General and administrative	4,843	4,374
Depreciation and amortization	50,651	48,175
Ground/facility leases	2,098	1,563
Total operating expenses	142,317	135,188
Operating income	50,176	47,995
Nonoperating income and (expenses)
Interest income	1,112	1,031
Interest expense	(21,988)	(21,090)
Amortization of deferred financing costs	(1,379)	(1,499)
Gain from disposition of real estate[1]	44,252	-
Loss from early extinguishment of debt	(595)	-
Total nonoperating income (expenses)	21,402	(21,558)
Income before income taxes and discontinued operations	71,578	26,437
Income tax provision	(311)	(290)
Income from continuing operations	71,267	26,147
Discontinued operations[2]
Loss attributable to discontinued operations	-	(123)
Gain from disposition of real estate	-	2,843
Total discontinued operations	-	2,720
Net income	71,267	28,867
Net income attributable to noncontrolling interests	(1,070)	(469)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$70,197	$28,398
Other comprehensive loss
Change in fair value of interest rate swaps	(1,868)	(993)
Comprehensive income	$68,329	$27,405
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.63	$0.27
Diluted	$0.62	$0.27
Weighted-average common shares outstanding
Basic	110,955,099	104,821,669
Diluted	112,974,505	105,525,765

  Represents net gains from the sale of wholly-owned properties. Due to a recent change in accounting guidance, disposals of individual operating properties or portfolios that do not represent a strategic shift in the Company’s operations will no longer qualify as discontinued operations and will be classified within income from continuing operations.
  The operations for any properties sold during 2014 that were classified as held for sale as of December 31, 2013 are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014

Net income attributable to American Campus Communities, Inc. and Subsidiaries	$70,197	$28,398
Noncontrolling interests	1,070	469
Gain from disposition of real estate	(44,252)	(2,843)
Real estate related depreciation and amortization	50,024	47,768
Funds from operations ("FFO")	77,039	73,792
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,668)	(2,871)
Amortization of investment in on-campus participating properties	(1,716)	(1,212)
	72,655	69,709
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	875	627
Management fees	427	375
On-campus participating properties development fees[2]	-	237
Impact of on-campus participating properties	1,302	1,239

Property acquisition costs	1,530	-
Elimination of loss from early extinguishment of debt[3]	595	-
Funds from operations-modified ("FFOM")	$76,082	$70,948

FFO per share - diluted	$0.68	$0.69
FFOM per share - diluted	$0.67	$0.66
Weighted average common shares outstanding - diluted	112,974,505	106,868,612

  50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to page 3).
  Represents development and construction management fees related to the West Virginia University on-campus participating property, which completed construction in August 2014.
  Represents losses associated with the early pay-off of mortgage loans for The View and University Meadows in connection with the sale of these properties in January and February 2015, respectively. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFO to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000